ADVANCE DISTRIBUTION AGREEMENT

This ADVANCE DISTRIBUTION AGREEMENT (the “Agreement”) is made by and between XTO Energy, Inc. (“XTO”), a Delaware corporation, and the Hugoton Royalty Trust (“the Trust”). XTO and the Trust may be referred to collectively as the “Parties” and individual as a “Party.”

XTO agrees to provide the Trust a one-time advance distribution of Five Hundred Thousand U.S. Dollars ($500,000) (the “Second Advance Distribution”) as follows:

1.
The Second Advance Distribution is intended to provide the Trustee of the Trust with liquidity to meet current and near-term financial reporting obligations, including payment of third-party auditor and other expenses related to filing the Quarterly Report on Form 10-Q for the period ending March 31, 2025 and beyond, and XTO shall be entitled to recoup the Second Advance Distribution under the terms described below.

2.
Within three (3) days of the execution of this Agreement, XTO will pay the Second Advance Distribution to the Trust by wire transfer or such other means as the Trust specifies.

3.
The Second Advance Distribution shall be accounted for under the terms of the Conveyances, such that it is applicable to all three states and can be recouped out of what would otherwise be distributable net profits for any of the states.

4.
The Second Advance Distribution shall bear interest as would any other Excess Production Cost at the rate specified in the Conveyances.

5.
Going forward, XTO shall be entitled to recoup the Second Advance Distribution, along with any applicable interest, by withholding what would otherwise be distributions of Net Proceeds under any of the Conveyances. However, XTO shall only be entitled to withhold distributions of Net Proceeds as recoupment of the Second Advance Distribution to the extent that such recoupment does not leave the Trust with less than $250,000 of available cash. The Trust will provide XTO with documentation of its current available cash monthly until such time as the Second Advance Distribution has been recouped.

6.
Recoupment of the Advance Distribution made pursuant to the Settlement Agreement by and between XTO and the Trust dated June 1, 2024, shall have priority over recoupment of this Second Advance Distribution.

7.
XTO shall provide the Trust with a current accounting of the outstanding balance of the Second Advance Distribution with accrued interest as part of the monthly package XTO provides to the Trust.

8.
The Parties agree that the Trust’s entitlement to advances or loans from XTO is a disputed issue. This Second Advanced Distribution is being made in response to the Trust’s disclosures regarding the potential inability to continue as a going concern. The Parties agree that by entering into this Agreement, neither Party is admitting, and each specifically denies, that they have engaged in any violation of state or federal law, breached any contractual commitments or committed any tortious act or omission. This Agreement shall not be offered or received in evidence in any proceeding as an admission or conclusion of liability or wrongdoing of any nature by the Parties.

9.
This Agreement will be governed by the laws of the State of Texas. Any dispute regarding this settlement is subject to arbitration per the terms of the Conveyances and Amended and Restated Royalty Trust Indenture dated March 24, 1999.

10.
It is understood that the Second Advance Distribution amount of $500,000 and any accrued interest is fully assignable by XTO. This Agreement will be binding on and will inure to the benefit of the Parties and upon their respective heirs, administrators, executors, successors, and assigns.

XTO Energy, Inc.

By: /s/ KRISTY WALKER____________
Name: Kristy Walker_________________
Title: _Controller____________________
Date: ___4/30/2025__________________

Hugoton Royalty Trust

By: /s/ NANCY WILLIS___________________________________
Name: _Nancy Willis________________
Title: _Director of Royalty Trust Services
Date: _____4/30/2025________________